Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Cabot Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to Be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $1.00 par value per share (1)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees to Be Paid	Equity	Preferred Stock, $1.00 par value per share (1)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees to Be Paid	Debt	Debt Securities (1)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees to Be Paid	Other	Warrants (1)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees to Be Paid	Other	Units (1)(3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

An indeterminate aggregate offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.

(3)

Units may be issued under a unit agreement and will represent an interest in one or more securities including shares of Common Stock, Preferred Stock or Warrants, in any combination, which may or may not be separable from one another.